Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atossa Genetics Inc.
Seattle, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 8, 2018, relating to the consolidated financial statements of Atossa Genetics Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Seattle, Washington

April 23, 2018